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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-93006 on Form S-3 and Registration Statement Nos. 33-60549, 33-68646, 33-68648, 33-96950, 333-40973, 333-40981, 333-75803, 333-84705, 333-46572,
333-46576, 333-81438, 333-113736, and 333-139597 on Form S-8 of our reports dated April 11, 2007 relating to the consolidated financial statements and financial statement schedule of ValueVision Media, Inc. (which report expressed an unqualified opinion and included an explanatory paragraph relating to the Company's change in its method of accounting for stock-based compensation in
2006) and management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of ValueVision Media, Inc. for the year ended February 3, 2007.

DELOITTE & TOUCHE LLP
Minneapolis, MN
APRIL 11, 2007